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                                                               Exhibit (a)(1)(K)


                     (VANGUARD FIDUCIARY TRUST COMPANY LOGO)


                            NOTICE TO PARTICIPANTS OF
              COX COMMUNICATIONS, INC. SAVINGS AND INVESTMENT PLAN

                                                       November 3, 2004


Dear Plan Participant:

                                  TENDER OFFER

      As you may know, Cox Enterprises, Inc. through its wholly owned subsidiary Cox Holdings, Inc. and Cox Communications, Inc. ("CCI") have announced a joint tender offer to acquire all outstanding shares of Class A common stock of CCI for cash at a price of $34.75 per share upon the terms and subject to the conditions explained in the enclosed "Offer to Purchase" dated November 3, 2004 (such terms and conditions are the "Offer"). A copy of the Solicitation/Recommendation Statement on Schedule 14D-9 for CCI is also enclosed which sets forth, among other things, the recommendation by the CCI Board of Directors that CCI stockholders accept the Offer and tender their shares. You are encouraged to read these materials because they contain important information about the Offer.

                        YOUR PROMPT RESPONSE IS REQUESTED

      As a participant in the Cox Communications, Inc. Savings and Investment Plan (the "Plan), if you are invested in the CCI Common Stock Fund (the "Stock Fund") you are encouraged to provide directions to Vanguard Fiduciary Trust Company ("Vanguard"), the trustee of your Plan, either to tender or not to tender, the CCI shares held in your separate Plan account. By instructing Vanguard to "tender" your shares, you are instructing Vanguard to surrender your CCI shares for cash in connection with the Offer.

      If you would like to tender your CCI shares, you must provide your directions to Vanguard by promptly completing and returning the enclosed Tender Offer Instruction Form (the "Instruction Form"). Since Vanguard is the holder of record of your CCI shares, Vanguard will tender, or not tender, your shares (on your behalf) pursuant to your instructions on the enclosed Instruction Form. If you do not send timely tender instructions to Vanguard, the trustee will treat this as an instruction NOT to tender.

      In order to direct Vanguard, YOU SHOULD COMPLETE, SIGN AND DATE THE ENCLOSED INSTRUCTION FORM AND RETURN IT TO VANGUARD IN THE ENCLOSED ENVELOPE SO THAT IT IS RECEIVED BY 4 P.M. EASTERN TIME, ON MONDAY, NOVEMBER 29, 2004, THE PLAN DEADLINE. In the event that the expiration date for the Offer (currently midnight New York City time on December 2, 2004) is extended, the Plan Deadline will automatically be extended to 4 P.M. Eastern time three business days prior to the new expiration date. IF YOUR TENDER INSTRUCTIONS ARE NOT RECEIVED BY VANGUARD BEFORE THE PLAN DEADLINE, THE TRUSTEE WILL NOT TENDER YOUR CCI SHARES.


  Post Office Box 2900 - Valley Forge Pennsylvania 19482-2900 - (610) 669-1000
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                       IMPORTANT NOTE ABOUT THE STOCK FUND

      Please note, in order for Vanguard to have sufficient time to administratively prepare to respond to the Offer, the Stock Fund will be "frozen" for two business days, and TRANSACTIONS (E.G., EXCHANGES AND CONTRIBUTIONS) IN AND OUT OF THE STOCK FUND IN THE PLAN WILL NOT BE PERMITTED STARTING AT 4:00 P.M. EASTERN TIME ON TUESDAY NOVEMBER 3, 2004, unless the Offer is extended or withdrawn prior to that time. If the expiration date of the Offer is extended, the Stock Fund will be frozen starting at 4:00 p.m. Eastern time on the date that is two business days before any new expiration date.

                            ENCLOSED FOR YOUR REVIEW

      Enclosed for your review are the following materials about the Offer:

            1. the Offer to Purchase, dated November 3, 2004, which contains important details about the Offer;

            2.    the Solicitation/Recommendation Statement on Schedule 14D-9;

            3.    a Tender Offer Instruction Form; and

            4.    a postage-paid reply envelope.

      The enclosed information relates only to shares of CCI common stock held in your Plan account and if you own other shares outside of the Plan, you should receive separate mailings relating to those shares.

                  PLEASE PROVIDE YOUR INSTRUCTIONS TO VANGUARD

      To instruct Vanguard, please promptly complete, sign and date the enclosed Instruction Form and mail it to Vanguard in the enclosed postage-paid reply envelope or fax to Vanguard's attention at 1-877-226-7171. Whether you choose to deliver your instructions by fax or by mail, YOUR INSTRUCTIONS OR CHANGES THERETO, MUST BE RECEIVED AT VANGUARD BY THE PLAN DEADLINE, WHICH IS 4 P.M. EASTERN TIME ON NOVEMBER 29, 2004.

      IF YOUR TENDER INSTRUCTIONS ARE NOT RECEIVED AT VANGUARD BY THE PLAN DEADLINE, THE TRUSTEE WILL NOT TENDER YOUR CCI SHARES; UNLESS REQUIRED BY LAW TO DO OTHERWISE.

                          YOUR DECISION IS CONFIDENTIAL

      All instructions received by Vanguard from individual participants will be held in confidence and will not be divulged to any person, including CCI, Cox Enterprises, Inc., Cox Holdings, Inc. or any of their respective directors, officers, employees or affiliates.

                            FOR ADDITIONAL QUESTIONS

      If you have any questions about the Offer, please contact D. F. King & Co., Inc. the Information Agent for the Offer, toll-free at 1-800-549-6697. Additionally, all tender offer materials are available online at www.sec.gov. If you have questions on how to provide tender instructions to Vanguard, please contact Vanguard Participant Services at 1-800-523-1188 Monday through Friday from 8:30 a.m. to 9 p.m., Eastern time.


                                             Sincerely,


                                             Vanguard Fiduciary Trust Company
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                          TENDER OFFER INSTRUCTION FORM

              COX COMMUNICATIONS, INC. SAVINGS AND INVESTMENT PLAN

               BEFORE COMPLETING THIS FORM, PLEASE CAREFULLY READ
                          THE ACCOMPANYING INFORMATION

      In response to the joint tender offer by Cox Enterprises, Inc. through its wholly owned subsidiary Cox Holdings, Inc., and Cox Communications, Inc. ("CCI") to acquire all outstanding shares of Class A common stock of CCI, not owned by Cox subject to the terms and conditions of the enclosed Offer to Purchase dated November 3, 2004 (the "Offer"), I hereby instruct Vanguard Fiduciary Trust Company to tender or not to tender the CCI shares allocated to my Plan account in response to the Offer as follows:


                   (PLEASE CHECK ONE BOX BELOW AND COMPLETE):


_________ YES. I DIRECT VANGUARD TO TENDER ALL OF THE SHARES CREDITED TO MY PLAN ACCOUNT IN RESPONSE TO THE OFFER.

_________ NO. I DIRECT VANGUARD NOT TO TENDER ANY OF THE SHARES CREDITED TO MY PLAN ACCOUNT IN RESPONSE TO THE OFFER.

INSTRUCTION FORMS NOT TIMELY RECEIVED BY VANGUARD AND INSTRUCTION FORMS WITHOUT
   A BOX CHECKED ABOVE, OR WITH MORE THAN ONE ELECTION WILL BE TREATED AS AN
                       INSTRUCTION NOT TO TENDER SHARES.

  YOU MAY FAX YOUR COMPLETED, SIGNED, AND DATED INSTRUCTION FORM TO VANGUARD'S
        ATTENTION AT 1-877-226-7171 - IF YOU FAX THIS FORM, DO NOT MAIL.

      THIS FORM MUST BE RECEIVED AT VANGUARD BY 12:00 NOON EASTERN TIME ON
               NOVEMBER 29, 2004 (UNLESS THE OFFER IS EXTENDED) OR
                       YOUR SHARES WILL NOT BE TENDERED.


                                             ___________________________________
                                             Signature

                                             ___________________________________
                                             Please Print Name

                                             ___________________________________
                                             Date

                                             ___________________________________
                                             Daytime Phone Number